Exhibit 10.14

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of December 12, 2005 by and between Greenlight Reinsurance, Ltd. (the “Company”) and Barton Hedges (“Executive”).

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Employment. The Company hereby agrees to employ Executive as the President and Chief Underwriting Officer of the Company (the “President and CUO”), and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2. Employment Period. The period of employment of Executive by the Company under this Agreement (the “Employment Period”) shall commence on the later of (a) the date on which the Company obtains all necessary work permits in order for Executive to work in the Cayman Islands including, without limitation, any and all necessary approvals of the Cayman Islands Monetary Authority and (b) January 2, 2006 (the “Effective Date”) and shall continue until terminated by either party in accordance with Section 6 of this Agreement. Executive’s employment shall at all times be “at will” and not for a definite duration, and nothing contained herein shall confer upon Executive any contractual right to continued employment. This Agreement is conditioned upon the Company maintaining a work permit for Executive and Executive complying with the Cayman Islands Immigration laws and regulations from time to time in force.

3. Position and Duties. During the Employment Period, Executive shall serve as President and CUO and shall report directly to the Company’s Chief Executive Officer (the “CEO”) or the Board of Directors of the Company (the “Board”). Executive shall have those powers and duties normally associated with the position of President and CUO and such other powers and duties as may be prescribed by the Company; provided that, such other powers and duties are consistent with Executive’s position as President and CUO and do not violate any applicable laws or regulations. Executive shall perform his duties to the best of his abilities and shall devote all of his working time, attention and energies to the performance of his duties for the Company. If requested by the Board of Directors of the Company, Executive shall also serve as an officer and/or director of the Company for no additional compensation.

4. Place of Performance. The Company’s principal place of business is the Cayman Islands. Executive shall be required to travel to the Cayman Islands as necessary to perform his duties hereunder. During the Employment Period, Executive shall comply with all Company policies, as may be amended from time to time, including, without limitation, conducting the business affairs of the Company such that it is not deemed to be engaging in a trade or business within the United States.

5. Compensation and Related Matters.

(a) Base Salary and Bonus. During the Employment Period, the Company shall pay Executive a base salary at the rate of not less than US $450,000 per year (“Base Salary”). Executive’s Base Salary shall be paid in accordance with the Company’s customary payroll practices. The Board shall periodically review Executive’s Base Salary for increase (but not decrease), consistent with the compensation practices and guidelines of the Company. If Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. In addition to Base Salary, during the Employment Period, Executive shall be eligible for an annual bonus based on pre-established performance metrics established by the Board (the “Bonus”). With respect to the 2006 calendar year, Executive shall be guaranteed a Bonus equal to 100% of Base Salary. With respect to years thereafter, Executive shall be eligible to receive a discretionary Bonus with a target of 100% of Base Salary. Any Bonus earned during a calendar year shall be paid at such time as the Company customarily pays annual bonuses; provided, that, Executive is still employed as of such date. Executive shall receive a signing bonus in the amount of $50,000 which shall be payable at the end of the first month in which the Effective Date occurs; provided, that, Executive remains employed as of such date.

(b) Expenses. During the Employment Period, the Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(c) Vacation. During the Employment Period, Executive shall be entitled to five (5) weeks of paid vacation per year to be used and accrued in accordance with the Company’s policy as it may be established from time to time. In addition to vacation, Executive shall be entitled to the number of sick days, personal days and national holidays per year to which other employees of the Company with similar tenure are entitled under the Company’s policies, but in no event less than the minimum days mandated by Cayman Islands statutory requirements.

(d) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive shall be entitled to participate in such employee benefit plans and insurance programs offered by the Company, or which it may adopt from time to time, for its employees, in accordance with Cayman Islands Laws and regulations from time to time in force and in accordance with the eligibility requirements for participation therein. Prior to the time that the Company establishes welfare and health plans, the Company shall reimburse Executive for the cost of health insurance for himself and his family that is comparable to the health insurance Executive has in effect as of the Effective Date. In addition, during the Employment Period, the Company shall reimburse Executive for his reasonable expenses incurred in having an accountant assist and prepare his annual tax return. The Company will provide a workers’ compensation plan that meets or exceeds the statutory requirements of the Cayman Islands.

(e) Housing Allowance. During the Employment Period, Executive shall be entitled to receive a Cayman Islands housing allowance of US $6,000 per month. Executive will be responsible for any taxes due on such allowance.

(f) Stock Options.

(i) On the Effective Date or as soon as administratively feasible thereafter, Greenlight Capital Re, Ltd. (the “Parent”) shall grant Executive a stock option (an “Option”) to acquire 250,000 shares of the Parent’s Class A ordinary shares, $0.10 par value per share (“Shares”) under such terms and conditions as provided for under the Parent’s then existing stock incentive plan which are not inconsistent with clauses (ii) and (iii) below.

(ii) The Option described in paragraph (i) above shall be granted subject to the following terms and conditions: (A) the Option shall be granted under and subject to the Parent’s stock incentive plan (the “Plan”); (B) the exercise price per Share subject to the Option shall be equal to the fair market value per Share as of the date of grant; (C) the Option shall be vested as to 33 1/3% of the Shares subject thereto on each of the first three anniversaries of the date of grant; provided, that, the Option shall cease to vest upon Executive’s termination of employment with the Company; (D) the Option shall be exercisable for the ten (10) year period following the date of grant; provided, that, upon Executive’s termination of employment with the Company for any reason, any unvested portion of the Option shall automatically terminate and the vested portion of the Option shall remain exercisable for 90 days after Executive’s termination of employment with the Company; and (E) the Option shall be evidenced by, and subject to, a stock option agreement whose terms and conditions are consistent with the terms hereof.

(iii) The Shares acquired upon exercise of the Options shall be subject to the terms and conditions of the Parent’s Shareholders’ Agreement as it may be amended from time to time and Executive shall become a party to such agreement at such time.

6. Termination. Executive’s employment hereunder may be terminated under the following circumstances:

(a) Death. Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of at least 90 consecutive days or 180 non-consecutive days within any 365-day period, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(c) Cause. The Company shall have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, “Cause” shall mean Executive’s (i) drug or alcohol use which impairs the ability of Executive to perform his duties hereunder; (ii) conviction by a court of competent jurisdiction, or plea of “no contest” or guilty to a criminal offense; (iii) engaging in fraud, embezzlement or any other illegal conduct with respect to the Company or any of its affiliates (collectively, the “Group”); (iv) willfully violating the Restrictive Covenants set forth in Section 9 of this Agreement; (v) willful failure or refusal to perform his duties hereunder (other than such failure caused by Executive’s Disability or while on vacation) after a written demand for performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has failed or refused to perform his duties; or (vi) breach of any material provision of this Agreement or any Group policies related to conduct which is not cured, if curable, within ten (10) days after written notice thereof. The Company shall have the right to suspend Executive with pay in order to investigate any event which it reasonably believes may provide a basis to terminate Executive’s employment for Cause and such action shall not give Executive Good Reason to terminate his employment.

(d) Good Reason. Executive may terminate his employment with the Company for “Good Reason” within thirty (30) days after Executive has knowledge of the occurrence, without Executive’s written consent, of one of the following events that has not been cured, if curable, within thirty (30) days after written notice thereof has been given by Executive to the Company and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. “Good Reason” shall be limited to the following: (i) any material and adverse change to Executive’s duties which are inconsistent with his duties set forth herein, (ii) a reduction of Executive’s Base Salary, or (iii) a failure by the Company to comply with any other material provisions of this Agreement.

(e) Without Cause. The Company shall have the right to terminate Executive’s employment hereunder without Cause at any time by providing Executive with a Notice of Termination and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(f) Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination at least ninety (90) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(g) Dissolution of the Company. The Company shall have the right to terminate Executive’s employment hereunder in connection with the Board’s resolution to dissolve the Company by providing Executive with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

7. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination

(provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within ninety (90) days after the giving of such notice) set forth in such Notice of Termination; provided, that, if applicable, the Notice of Termination shall not be effective until the cure period has expired and such event or events leading to such termination have not yet been cured.

8. Compensation Upon Termination. In the event Executive’s employment is terminated, the Company shall provide Executive with the payments set forth below and shall not be required to provide any other payments or benefits to Executive upon such termination. Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment and that prior to receiving any such payments under Section 8 and as a material condition thereof, Executive shall, if requested by the Company, sign and agree to be bound by a general release of claims against the Company and its affiliates related to Executive’s employment (and termination of employment) with the Company in such form as the Board deems appropriate. Upon Executive’s termination of employment for any reason, upon the request of the Board, he shall resign any membership or positions that he then holds with the Company or any of its affiliates.

(a) Termination By the Company without Cause or By Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason:

(i) as soon as practicable following such termination, the Company shall pay to Executive: (A) his accrued, but unpaid Base Salary earned through the Date of Termination, his accrued, but unpaid Bonus earned for the year immediately prior to the year in which the Date of Termination occurs and any accrued, but unused vacation pay through the Date of Termination (the “Accrued Obligations”); (B) the target Bonus Executive would have earned for the year of termination assuming targets had been achieved, pro-rated based on the number of days Executive was employed by the Company during the year over the number of days in such year (the “Pro-Rated Bonus”); and

(ii) commencing on the Severance Payment Date (as defined below) and provided Executive does not breach Section 9 of this Agreement following his termination in which case all payments under this clause (ii) shall cease, the Company shall continue to pay Executive the sum of his annual rate of Base Salary and target Bonus (assuming targets had been achieved) in twelve (12) equal monthly installments. For purposes of this Agreement, the “Severance Payment Date” shall mean (i) if the Board (or its delegate) determines in its discretion that Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the United States Internal Revenue Code of 1986, as amended (the “Code”)) as of the date of termination and that Section 409A of the Code applies with respect to a payment to Executive pursuant to this Section 8(a), the six-month anniversary of the date of termination or (ii) if the Board (or its delegate) determines in its discretion that Executive is not a specified employee as of the date of termination (or that Section 409A of the Code does not apply with respect to a payment to Executive pursuant to this Section 8(a)), the first day following the applicable revocation period set forth in the release contemplated in this Section 8; and

(iii) the Company shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(b) Termination By the Company for Cause or By Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive (other than for Good Reason):

(i) the Company shall pay Executive, as soon as practicable following the Date of Termination, the Accrued Obligations; and

(ii) the Company shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment.

(c) Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b) off-set, on a dollar for dollar basis, by any insurance or social security payments made to Executive relating to such disability. In the event Executive’s employment is terminated for Disability pursuant to Section 6(b):

(i) the Company shall pay to Executive as soon as practicable following the Date of Termination: (A) the Accrued Obligations and (B) a Pro-Rated Bonus; and

(ii) the Company shall continue to pay Executive his annual rate of Base Salary and provide Executive the health insurance benefits that he was receiving immediately prior to the Date of Termination, for the lesser of (A) one year following the Date of Termination or (B) until such time as any Company long-term disability benefit plan becomes available to Executive; provided, that, if the Company is unable to continue the health insurance benefits following the Date of Termination, the Company shall pay Executive the cost of similar health insurance benefits, not to exceed the cost the Company would incur if Executive had continued to remain in the Company’s health plans; and

(iii) the Company shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(d) Death. If Executive’s employment is terminated by his death:

(i) the Company shall pay in a lump sum to Executive’s beneficiary, legal representatives or estate, as the case may be, the Accrued Obligations and Pro-Rated Bonus as soon as practicable following such death; and

(ii) the Company shall reimburse Executive’s beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iii) Executive’s spouse and dependents shall be entitled to continue receiving health insurance benefits that they were receiving as of the Date of Termination for one (1) year following Executive’s death; provided, that; if the Company is unable to continue the health insurance benefits following the Date of Termination, the Company shall pay Executive’s spouse and dependents the cost of similar health insurance benefits, not to exceed the cost the Company would incur if Executive had continued to remain in the Company’s health plans; and

(iv) Executive’s beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(e) Dissolution of the Company. If Executive’s employment is terminated by the Company without Cause in connection with a dissolution of the Company which occurs prior to the third anniversary of the Effective Date, the Company shall pay Executive the following benefits in lieu of the payments and benefits described in Section 8(a) of this Agreement:

(i) as soon as practicable following such termination, the Company shall pay to Executive the Accrued Obligations and the Pro-Rated Bonus; and

(ii) commencing on the Severance Payment Date, a lump sum cash payment equal to the greater of (A) Executive’s annual rate of Base Salary as of the Date of Termination plus his target Bonus for the year of termination assuming targets had been achieved; or (B) the aggregate sum of Base Salary (measured as of the Date of Termination) that would have been paid to Executive from the Date of Termination through the third anniversary of the Effective Date assuming Executive had remained employed; and

(iii) the payments and benefits described in Sections 8(a)(iii) and (iv) of this Agreement.

9. Restrictive Covenants.

(a) Acknowledgments. Executive acknowledges that: (i) as a result of Executive’s employment by the Company, Executive has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Group at substantial expense and the Confidential Information constitutes valuable proprietary assets; (iii) the Group will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Employment Period and thereafter, Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iv) the nature of the Group’s business is such that it could be conducted anywhere in the world and that it is not limited to a geographic scope or region; (v) the Group will suffer substantial damage which will be difficult to compute if, during the Employment Period or thereafter, Executive should solicit or interfere with the Group’s employees, clients or customers or should divulge Confidential Information relating to the business of the Group; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Group; (vi) the Company would not have hired or continued to employ Executive and the Parent would not have granted the Options unless he agreed to be bound by the terms hereof; and (vii) the provisions of this Agreement will not preclude Executive from other gainful employment. “Competitive Business” as used in this Agreement shall mean any business which competes, directly or indirectly, with any aspect of the Group’s business. “Confidential Information” as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or information of the Group including, without limitation, any: (A) trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Group, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers or distribution arrangements; (C) any information regarding the skills and compensation of employees, suppliers, agents, and/or independent contractors of the Group; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Group; (E) information about the Group’s investment program, trading methodology, or portfolio holdings; or (F) any other information, data or the like that is labeled confidential or orally disclosed to Executive as confidential.

(b) Confidentiality. In consideration of the benefits provided for in this Agreement, Executive agrees not to, at any time, either during the Employment Period or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of Executive’s duties hereunder, (ii) with the Company’s express written consent, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of Executive’s breach of any of his obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, Executive shall cooperate with the Company in attempting to keep such information confidential. Upon the request of the Company, Executive agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information.

(c) Non-Compete. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Employment Period and for a period of six (6) months following the termination of his employment for whatever reason, or following the date of cessation of the last violation of this Agreement, or from the date of entry by a court of competent jurisdiction of a final, unappealable judgment enforcing this covenant, whichever of the foregoing is last to occur, he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly, be employed by, provide services to, in any way be connected, associated or have any interest in, or give advice or consultation to any Competitive Business; provided, that, this clause shall have no effect upon a dissolution of the Company.

(d) Non-Solicitation of Employees. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Employment Period and for a period of one (1) year thereafter, Executive shall not, without the prior written permission of the Company, (i) directly or indirectly solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed or is providing services to the Group at the time of his termination of employment or was or is providing such services within the twelve (12) month period before or after his termination of employment or (ii) request or cause any employee of the Group to breach or threaten to breach any terms of said employee’s agreements with the Group or to terminate his or her employment with the Group; provided, that, this clause shall have no effect upon a dissolution of the Company.

(e) Non-Solicitation of Clients and Customers. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Employment Period and for a period of one (1) year thereafter, he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly: (i) solicit or accept any business that is directly related to the business of the Group from any person or entity who, at the time of, or at the time during the twenty-four (24) month period preceding, termination was a person or entity with which the Group had entered into a binding contract; (ii) request or cause any of the Group’s clients or customers to cancel or terminate any business relationship with the Group involving services or activities which were directly or indirectly the responsibility of Executive during his employment or (iii) pursue any Group project known to Executive upon termination of his employment that the Group is actively pursuing (or was actively pursuing within six months of termination) while the Group is (or is contemplating) actively pursuing such project; provided, that, this clause shall have no effect upon a dissolution of the Company.

(f) Post-Employment Property. The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code,

hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to the business of the Group that Executive, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during the Employment Period, whether or not during regular business hours and created, conceived or prepared on the Group’s premises or otherwise shall be the sole and complete property of the Group. More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) - (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Group’s premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Group, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. Executive further agrees promptly to disclose in writing and deliver to the Company all Intellectual Property Products created during his engagement by the Company, whether or not during normal business hours. Executive agrees that all works of authorship created by Executive during his engagement by the Company shall be works made for hire of which the Group is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during his engagement by the Company is not a work made for hire, Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the applicable Group entity. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Group all rights in any Intellectual Property Product created by Executive during his engagement by the Company, Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Company. Executive agrees to execute, immediately upon the Company’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive is engaged by the Company at the time such request is made, in order to permit the Group and/or its respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications or consequences. Upon termination of Executive’s employment by the Company for any reason whatsoever, and at any earlier time the Company so requests, Executive will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Company in Executive’s possession, under Executive’s control or to which he may have access.

(g) Non-Disparagement. Executive acknowledges and agrees that he will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Group and its respective officers, directors, partners, executives or agents thereof in either a professional or personal manner at any time during or following the Employment Period.

(h) Enforcement. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Section 9, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Group and that money damages will not provide an adequate remedy to the Group. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Accordingly, Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement. In addition, the Company shall have the right to cease making any payments or provide any benefits to Executive under this Agreement in the event he breaches or threatens to breach any of the provisions hereof (and such action shall not be considered a breach under the Agreement).

(i) Blue Pencil. If, at any time, the provisions of this Section 9 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Executive and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(j) EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SECTION 9 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS HE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

10. Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 9 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by binding arbitration for resolution in New York, New York in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own expenses, including legal fees, in such dispute and shall split the cost of the arbitrator and the arbitration proceedings.

11. Indemnification. The Company agrees that if Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a director or officer of the Company or any other entity within the Group or is or was serving at the request of the Company or any other member of the Group as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the Company’s by-laws and/or charter, as the same exists or may hereafter be amended, against all expenses incurred or suffered by Executive in connection therewith, except for willful misconduct or any acts (or omissions) of gross negligence by Executive.

12. Successors; Binding Agreement. The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, executors and administrators of Executive, and shall be assignable by the Company or to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions.

13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by overnight, certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of Executive, to the last address on file with the Company and if to the Company, to its executive offices or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of New York without regard to principles of conflicts of laws. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force,- effect and validity of the remaining portion hereof.

15. Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification has been approved by the Board and is agreed to in a writing signed by Executive and a member of the Board (excluding Executive or any other member of the Board who is also an employee of the Company), and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16. Survival. The respective obligations of, and benefits afforded to, Executive and the Company as provided in Section 9 of this Agreement shall survive the termination of this Agreement.

17. No Conflict of Interest. During the Employment Period, Executive shall not, directly or indirectly, render service, or undertake any employment or consulting agreement with another entity without the express written consent of the Board.

18. Counterparts. This Agreement may be executed in two or more Counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled as of the date hereof.

20. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

21. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

22. Representation. Executive represents and warrants to the Company, and Executive acknowledges that the Company has relied on such representations and warranties in employing Executive, that neither Executive’s duties as an employee of the Company nor his performance of this Agreement will breach any other agreement to which Executive is a party, including without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to his employment by the Company. In the course of performing Executive’s work for the Company, Executive will not disclose or make use of any information, documents or materials that Executive is under any obligation to any other party to maintain in confidence. In addition, Executive represents and warrants and acknowledges that the Company has relied on such representations and warranties in employing Executive, that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith. If it is determined that Executive is in breach or has breached any of the representations set forth herein, the Company shall have the right to terminate Executive’s employment for Cause.

23. Review by Counsel. Executive represents and warrants that this Agreement is the result of full and otherwise fair faith bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for Executive review this Agreement and to verify that the terms and provisions of this Agreement are reasonable and enforceable. Executive acknowledges that he has read and understands the foregoing provisions and that such provisions are reasonable and enforceable. This Agreement has been jointly drafted by both parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

GREENLIGHT REINSURANCE, LTD.
By:	/s/ Leonard Golberg
Name: Leonoard Goldberg
Title: CEO

By:	/s/ Barton Hedges
Name: Barton Hedges 12/12/05

Only with respect to the Options contemplated by Section 5(f) of the Agreement.

GREENLIGHT CAPITAL RE, LTD.
By:	/s/ Leonard Golberg
Name: Leonoard Goldberg
Title: CEO